Exhibit 99.7

The Charter of Compensation Committee of Bank of Smithtown shall be adopted as the charter for the Compensation Committee of the corporation as follows:

CHARTER

of the

COMPENSATION COMMITTEE

of the Board of Directors of Bank of Smithtown

Section 1. Membership. The Compensation Committee shall consist of at least four Directors. At least three members of the Committee shall be present at a meeting to constitute a quorum. All members of the Committee shall be “independent directors” as defined by the pertinent legal and/or regulatory standards applicable at the time.

Section 2. Meetings. The Committee shall meet at such times and places as it deems advisable. Written agendas shall be prepared for each meeting, and minutes of the meetings shall be maintained.

Section 3. Chairman. If the Chairman of the Board of Directors is an “independent director” as defined by the pertinent legal and/or regulatory standards applicable at the time, he or she shall serve as Chairman of the Compensation Committee. If the Chairman of the Board of Directors is not an “independent director” and the Board of Directors has elected a Lead Director, then the Lead Director shall serve as Chairman of the Compensation Committee. In any other event, the Board of Directors, in its discretion, may elect a Chairman of the Compensation Committee. The Chairman, when present, shall preside at all meetings of the Committee.

Section 4. Committee Duties. The Compensation Committee shall collect and analyze such information as it deems necessary in order to make recommendations to the Board of Directors with regard to all matters pertaining to: (1) the compensation and benefits to be paid to the Bank’s “Senior Management Team”, the composition of which is to be determined by the Board; (2) the compensation and benefits to be paid to members of the Bank’s Board of Directors; and (3) the total amount of money to be awarded to all employees of the Bank pursuant to the Bankwide Incentive Compensation Plan.

Section 5. Compensation Philosophy. The Bank has been a high-performing organization for many years. In order to continue to perform at high levels over a long period of time, we need to attract and retain highly-skilled, dedicated and experienced people for the Senior Management Team and the Board of Directors. To attract and retain such people in the New York metropolitan market, we must offer highly-competitive compensation packages. Not only are the cost of living and compensation levels higher in the New York metropolitan area than in most other regions of the country, but we must also compete with the compensation packages offered by many very large banks located in New York City.

At the same time that we want to attract and retain highly-qualified people for the Senior Management Team and Board of Directors, we must also remember that the primary goal of the Bank is to build long-term shareholder value. Therefore, we must balance the need to attract and retain highly-qualified people with the need to keep costs at reasonable levels in order to create sufficient profitability for the shareholders.

Finally, the Bank has used a Bankwide Incentive Compensation Plan for many years. The plan includes all members of the Senior Management Team, as well as every other Bank employee. We believe that part of the reason for the Bank’s long-term success is that the design of the incentive compensation plan promotes teamwork and creates an alignment among an individual’s compensation, the Bank’s performance and the individual’s contribution to the Bank’s performance. We also believe that it is productive for members of the Senior Management Team to have goals and standards for their incentive compensation linked to the goals and standards for the incentive compensation for the entire staff.

Section 6. Officers’ Compensation. The Committee shall determine a list of peer group banks to be used for the purpose of analyzing and comparing both officer compensation and bank performance. The Committee shall review such information as it deems advisable for the peer group banks, Bank of Smithtown and the Senior Management Team, and shall make its recommendations to the Board regarding the compensation and benefits to be paid to members of the Senior Management Team. In the course of reviewing the peer group information and determining its recommendations, the Committee shall consider the duties of the executive; the skills, abilities and experience of the executive; the executive’s individual performance; the performance of the bank; the size of the bank; and the geographic location of the bank.

Section 7. Directors’ Compensation. The Committee shall determine a list of peer group banks to be used for the purpose of analyzing and comparing both director compensation and bank performance. The Committee shall review such information as it deems advisable for the peer group banks, Bank of Smithtown and the Board of Directors, and shall make its recommendations to the Board regarding the compensation and benefits to be paid to members of the Board of Directors. The recommendations may include a retainer to be paid on an annual, quarterly or monthly basis without regard to attendance at meetings; fees for attendance at regular or special meetings of the Board; fees for membership on designated Committees of the Board; fees for being the Chairman of the Board, the Lead Director, the Chairman of a particular Board Committee or the Secretary of the Board; fees for attendance at all or some meetings of the Committees of the Board; and such benefits as the Compensation Committee may feel are reasonable, customary and appropriate. The Committee may also recommend that the Bank reimburse Directors for such expenses incurred by them in connection with their attendance of meetings as the Committee may deem reasonable and appropriate. In the course of reviewing the peer group information and determining its recommendations, the Committee shall consider the performance of the bank, the size of the bank and the geographic location of the bank.

Section 8. Bankwide Incentive Compensation Plan. The Committee shall review the methodologies used for the Bankwide Incentive Compensation Plan devised by the Senior Management Team. The Committee shall satisfy itself that the methodologies are reasonable and aligned with the Bank’s goals; that the incentive compensation opportunities available to persons in various positions are appropriate; and that the total amount of incentive compensation awarded is reasonable and consistent with the Bank’s performance, and reasonable in light of the amount of incentive compensation awarded in previous years.

Section 9. Outside Advisors. The Committee, in its discretion, may retain any outside advisors it deems necessary or appropriate to assist the Committee in its work.